FOR IMMEDIATE RELEASE

Realty Capital Securities, LLC Hires Larry Roth as Chief Executive Officer

New York, New York, September 5, 2013 - RCS Capital Corporation (NYSE: RCAP) (“RCAP”) and its FINRA member broker dealer subsidiary, Realty Capital Securities, LLC (“RCS”), announced today that Larry Roth, a recognized industry leader, has joined RCS as its Chief Executive Officer. Mr. Roth will lead RCS, the leading wholesale distributor of direct investment offerings, including public non-listed real estate investment trusts, business development companies and mutual funds. In addition to serving as distributor of these investment vehicles, RCS is the leading investment bank in the direct investment channel, having advised on $13.7 billion in equity listings and real estate M&A transactions over the past year. Mr. Roth assumes the CEO role of RCS from Michael Weil, who will become RCS’ Chairman.

Prior to joining RCS, Mr. Roth served as President and Chief Executive Officer of Advisor Group, one of the largest networks of independent broker dealers in the United States. Advisor Group consists of wholly-owned subsidiaries FSC Securities Corporation, Royal Alliance Associates, Sagepoint Financial, Inc. and Woodbury Financial Services. Mr. Roth joined that organization in 2006 as President and CEO of Royal Alliance.

Commenting on the appointment, Michael Weil noted, “As our business grows, we will continue to build our management team with individuals who demonstrate unique industry perspectives, unparalleled levels of talent, strong relevant leadership experience, a proven ability to execute and a shared vision to improve our industry. Larry’s experience and his obvious passion and commitment to driving results made him a natural choice to lead RCS. As Chairman, I will work closely with Larry on our overall business strategy and will serve as a continuing resource for him as he assumes day-to-day operating and leadership responsibilities for RCS.”

Nicholas S. Schorsch, RCAP’s Executive Chairman observed, “Over his 30 years in the financial services industry, Larry has brought strong leadership and a stalwart focus on driving demonstrable growth and innovation to the organizations he has led. We are excited that Larry has chosen to join RCS. His experience and strategic vision will contribute meaningfully to RCS’ ability to grow its business and expand its role as the preeminent open architecture distribution platform for non-traded publicly registered securities.”

William M. Kahane, CEO of RCAP added, “We are confident that Larry’s valuable insight and experience at the helm of a number of leading independent broker dealers will translate well to our focus on expanding our business model to deliver an even more comprehensive suite of alternative investment products and services to the financial services industry. His broad and deep understanding of the independent broker dealer community will allow us to better serve the 100,000 financial advisors affiliated with our 300 selling group members.”

“I am thrilled to join RCS -- a company committed to best practices and dedicated to the alignment of management and investor interests,” stated Mr. Roth. “I have watched RCS grow dramatically over the past five years to offer an increasing number of sector-specific offerings designed to deliver demonstrable results for investors. RCS has built a well-respected distribution platform, and I am extremely motivated to join a company that shares my commitment to innovation, growth and excellence.”

Mr. Roth has over 30 years in the financial services industry. In 1990, he assumed ownership of Vestax Securities Corp and built the independent broker dealer to over 700 representatives prior to selling it to ING Group and assuming the CEO role for ING’s U.S. Retail Group. In 2001, Mr. Roth left ING to become Managing Director at New York-based mergers and acquisitions advisory firm Berkshire Capital Corp., where he served for almost five years before joining Royal Alliance as its President and CEO. Mr. Roth is a CPA and licensed attorney and holds FINRA Series 7, 24 and 63 licenses. Mr. Roth currently serves as Chairman of the Board of Directors of the Insured Retirement Institute and as Chairman of the Board of Directors for the Financial Services Institute.

About RCAP

RCAP is a publicly traded Delaware holding company listed on the New York Stock Exchange that was recently formed to operate and grow businesses focused on the direct investment industry. RCAP holds a direct economic interest in RCS, a FINRA registered wholesale broker-dealer and an investment banking and capital markets business, American National Stock Transfer, LLC, an SEC registered transfer agent, and RCS Advisory Services, LLC, a transaction management services business. Additional information about RCAP can be found on its website at www.rcscapital.com.

About RCS

RCS was founded by Nicholas S. Schorsch, William M. Kahane and Michael Weil in February 2008. RCS is led by Michael Weil, Chairman, Larry Roth, CEO, Louisa Quarto, President, Alex MacGillvray, Executive Vice President and National Sales Manager, and Richard Arnitz, Executive Director. RCS is the managing broker-dealer for various non-traded REITs and business development corporations offered by American Realty Capital, as well as other non-traded REITS offered by other sponsors.

Important Notice

The statement in this press release include statements regarding the intent, belief or current expectations of RCAP and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of RCAP’s prospectus. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Inquiries:

Anthony J. DeFazio	Brian S. Block, CFO
DDCworks	RCS Capital Corporation
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 866-904-2988